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                                                                         PC DATA



January 27, 2000


Mr. James Randall
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304

Dear Mr. Randall,

PC Data authorizes your use of the following quotation for inclusion in a prospectus document, based on PC Data research.

"According to PC Data, Retail/Mail Order Sales for Desktop Computers by Compaq, Hewlett Packard, and E-Machines combined represents 79% Unit Volume for December 1999."


Scott Sutphin
Research Department


/s/Scott Sutphin